EXHIBIT A
JOINT FILING AGREEMENT
          The undersigned hereby agree that the Statement on Schedule 13D, dated March 22, 2007, with respect to the common shares, par value $0.0001 per share, of Ascent Solar Technologies, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 22nd day of March, 2007.

NORSK HYDRO ASA
By:	/s/ Jørgen C. Arentz Rostrup
	Name:	Jørgen C. Arentz Rostrup
	Title:	Senior Vice President

NORSK HYDRO PRODUKSJON AS
By:	/s/ Jørgen C. Arentz Rostrup
	Name:	Jørgen C. Arentz Rostrup
	Title:	Chief Executive Officer

Page 9 of 9 Pages